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                      August 14, 2023

       Peter B  hler
       Chief Financial Officer
       Valneva SE
       6 rue Alain Bombard
       44800 Saint-Herblain, France

                                                        Re: Valneva SE
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            Filed March 30,
2023
                                                            File No. 001-40377

       Dear Peter B  hler:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Life Sciences